UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Tessera Technologies, Inc.

(Name of Registrant as Specified in Its Certificate)

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Attached are (i) a written communication sent by the President and Chief Executive Officer of Tessera Technologies, Inc. (“Tessera” or the “Company”) to the Company’s employees on April 3, 2009 regarding a proposal submitted to the Company’s stockholders to approve a one-time stock option exchange program for employees other than the Company’s executive officers and directors (the “Option Exchange Program”); (ii) a follow up communication sent by the President and Chief Executive Officer of Tessera regarding the Option Exchange Program on April 3, 2009; and (iii) the Stock Option Exchange Program Frequently Asked Questions distributed to Tessera’s employees on April 3, 2009, which was attached to the communication referred to in (ii) above.

The Option Exchange Program has not yet commenced. Tessera will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Option Exchange Program.

In connection with the proposal to be voted on by Tessera’s stockholders with respect to the Option Exchange Program, Tessera has filed the Preliminary Proxy Statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. Tessera stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the Option Exchange Program, because they will contain important information about the proposal to be voted on by stockholders with respect to the Option Exchange Program.

Tessera stockholders and option holders will be able to obtain the written materials described above and other documents filed by Tessera with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Tessera with the SEC by directing a written request to: Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, Attention: Investor Relations.

Letter from Henry R. Nothhaft, President and Chief Executive Officer

Dear Fellow Tessera Employee,

As you may have seen, we filed our preliminary proxy statement today, April 3, 2009. In the proxy statement there is a proposal seeking stockholder approval for an employee stock option exchange program. This letter intends to help clarify our program for you.

We believe that this stock option exchange program, as designed, is in the best interest of our stockholders and our company, specifically because it enables us to motivate and retain eligible employees, reduce our overhang by reducing the number of outstanding stock options at high exercise prices, and recaptures the value from the compensation expense we record with respect to certain eligible options. We have experienced a significant decline in our stock price over the last year and, as a result, a considerable number of eligible employees hold stock options with exercise prices significantly above both the recent trading prices and the 52-week high. We believe that these underwater stock options are not effective in retaining and motivating our employees.

This plan was constructed to balance the needs of a competitive and long-term oriented compensation philosophy for our employees with the concerns and interests of all stockholders of the company. We view the proposed option exchange program as an important investment in our future and our competitive position in the marketplace.

I would like to note, this proposed exchange is not a ‘repricing’ of options where existing options will have a new and lower exercise price applied to them. Our program is designed to be a voluntary ‘exchange’ of outstanding options for new option grants, which will be comprised of a lower number of shares, based on an exchange ratio. The exercise price of the new options will be based on the closing price of the stock on the date of the exchange. The exchange ratio will be based on widely accepted Black-Scholes option valuation and is intended to result in a new stock option grant that has the same value as the cancelled options.

The material terms of the proposed stock option exchange are as follows:

•	Executive officers and members of our board of directors will be excluded from participation in this stock option exchange.

•

Only stock options that have an exercise price of $26.08 or higher will be eligible for the exchange. We estimate that approximately 233 employees will be eligible to participate in the exchange if it is approved by our stockholders.

•	Stock options granted within the 12-month period immediately prior to commencement of the exchange will not be eligible.

•

The exchange ratios will be determined so that the fair value of the replacement options will be approximately equal to the fair value of the surrendered options, as determined by the Black-Scholes option valuation method discussed above. In other words, it will be accounting neutral for the company as we do not want a significant, adverse impact to our earnings.

•	Assuming a $12.00 stock price at the time we commence the exchange offer and set the exchange ratios, then based on the method for determining the exchange ratio, the following would apply:

•	Exercise Price per share of $26.08 to $30.60 – a ratio of 1.67 shares surrendered for 1 replacement share

•	Exercise Price per share of $31.51 to $34.78 – a ratio of 1.92 shares surrendered for 1 replacement share

•	Exercise Price per share of $36.02 to $43.76 – a ratio of 2.12 shares surrendered for 1 replacement share

•

The foregoing exchange ratios are provided as an example assuming that our stock price was $12.00 per share at the time we commence the exchange offer. The same methodology will be applied at the time of the commencement of the exchange offer and, as such, if our stock price is different than $12.00 per share at that time, then the exchange ratios will be different.

•

The exchange ratios will be applied on a grant by grant basis. Thus, if you have multiple grants falling into different ratios per the above, then you will be subject to more than one ratio in the exchange.

•	An eligible employee must surrender all of his or her eligible options if he or she wants to participate in the stock option exchange program.

•

None of the replacement options will be vested on the date of the grant. These new options will vest over three years, with one third of the number of shares vesting on the first anniversary date of the replacement grant and the remaining shares vesting in equal monthly installments over the following two years.

•	Participation in the option exchange will be voluntary.

Again, it is important to understand that stockholder approval of the stock option exchange program is required. If our stockholders approve the stock option exchange program at our Annual Meeting on May 19, 2009, the stock option exchange would be scheduled to begin on or about May 20, 2009. If our stockholders do not approve the stock option exchange program, it will not occur.

I hope this letter was helpful. Please do contact Mike Anthofer, John Price or Richard Morales if you have additional questions.

Sincerely,

Henry R. Nothhaft

President and CEO

Key Legal Disclosure

The stock option exchange described in this letter has not yet commenced. Tessera will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the stock option exchange. Persons who are eligible to participate in the stock option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the stock option exchange.

In connection with the proposal to be voted on by Tessera’s stockholders with respect to the stock option exchange discussed in this letter, Tessera has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. Tessera stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the stock option exchange proposal because they will contain important information about the proposal to be voted on by stockholders referenced in this letter with respect to the stock option exchange.

Tessera stockholders and option holders will be able to obtain the written materials described above and other documents filed by Tessera with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Tessera with the SEC by directing a written request to: Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, Attention: Investor Relations.

Letter from Henry R. Nothhaft, President and Chief Executive Officer

Dear Fellow Tessera Employee,

As a supplement to the letter I sent you regarding our option exchange program, we are providing a frequently asked questions (FAQ) document that is intended to provide you with additional high-level information about the program. If we receive the necessary stockholder approval, we will send additional detailed information about the terms of the option exchange program to eligible employees at the time the program begins.

Sincerely,

Henry R. Nothhaft

President & Chief Executive Officer

Key Legal Disclosure

The stock option exchange described in this letter has not yet commenced. Tessera will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the stock option exchange. Persons who are eligible to participate in the stock option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the stock option exchange.

In connection with the proposal to be voted on by Tessera’s stockholders with respect to the stock option exchange discussed in this letter, Tessera has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. Tessera stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the stock option exchange proposal because they will contain important information about the proposal to be voted on by stockholders referenced in this letter with respect to the stock option exchange.

Tessera stockholders and option holders will be able to obtain the written materials described above and other documents filed by Tessera with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Tessera with the SEC by directing a written request to: Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, Attention: Investor Relations.

Stock Option Exchange Program Frequently Asked Questions

TESSERA TECHNOLOGIES, INC.

STOCK OPTION EXCHANGE PROGRAM

FREQUENTLY ASKED QUESTIONS (FAQ)

April 3, 2009

General Information

The following Frequently Asked Questions (“FAQ”) was prepared by Tessera Technologies, Inc. (“Tessera” or the “Company”) to address common questions that you may have about the proposed stock option exchange program (the “Option Exchange Program”). Stockholder approval of the Option Exchange Program, which is required, will be solicited at our annual meeting of stockholders, scheduled for May 19, 2009.

The information in this FAQ is based on the information contained in our proxy statement filed with the Securities and Exchange Commission (“SEC”) on April 3, 2009. Even if stockholders approve the Option Exchange Program, the Board of Directors (“Board”) or the Compensation Committee of the Board (“Compensation Committee”) may still later determine not to implement the program. The information in this FAQ is provided as of April 3, 2009 and does not contain complete details about the Option Exchange Program. Additional information about the proposed Option Exchange Program is available in our proxy statement. For access to the proxy statement, please visit http://ir.tessera.com or http://www.sec.gov. Due to legal requirements, Tessera cannot advise you as to whether or not it will make sense for you to participate in the Option Exchange Program.

Frequently Asked Questions

1. What is a stock option?

A stock option is a right to buy a share of Tessera stock at a set price (also known as the grant or exercise price) for a specified period of time. The right to buy the share may continue into the future, but the purchase price is fixed when the stock option is granted.

2. What is the Option Exchange Program?

At Tessera, stock options constitute a key component of our incentive and retention programs, encouraging employees to act like owners of the business, motivating them to work toward the Company’s success and rewarding their contributions by allowing them to benefit from increases in the value of Tessera stock.

Due to the significant decline of Tessera stock price over the last few years, many employees now hold stock options with exercise prices significantly higher than the current market price of Tessera stock (such stock options are also known as “underwater” stock options). The Option Exchange Program is a voluntary, one-time opportunity for eligible employees to surrender certain outstanding underwater stock options in exchange for a lesser amount of new stock options with a lower exercise price. The number of new stock options would be determined using exchange ratios designed to result in the new stock options having a fair value approximately equal to the stock options that are exchanged.

3. Who would be eligible to participate in the Option Exchange Program?

We anticipate that the Option Exchange Program would be open to all U.S. and international employees who hold eligible stock options. Although we intend to include all eligible employees located outside the United States, the Company may exclude certain eligible employees if, for any reason, the Compensation Committee believes that their participation would be illegal, inadvisable or impractical. The Option Exchange Program will not be open to Board members or the Company’s executive officers.

4. What options would be eligible for exchange under the Option Exchange Program?

To be eligible for exchange, a stock option grant would have to:

(a) have an exercise price at or above $26.08 per share; and

(b) have been granted 12 months or more prior to the date that the Option Exchange Program commences.

Using the above criteria, we anticipate that approximately 25% of shares under outstanding stock option grants would be eligible for the Option Exchange Program.

5. When would the Option Exchange Program take place?

If stockholders approve the Option Exchange Program, the Company intends to commence the Option Exchange Program as soon as practicable after the 2009 annual meeting on May 19, 2009. From the time the Option Exchange Program commences, eligible employees will be given at least 20 business days to make an election to exchange their eligible stock options. New stock option grants would be made the first business day after the close of the Option Exchange Program. The Board retains the authority, in its sole discretion, to determine not to implement the Option Exchange Program even if stockholder approval is obtained.

6. If I participate in the Option Exchange Program, how many stock options would I receive in a new stock option grant?

Eligible stock options would be surrendered in exchange for a lesser amount of options with a lower exercise price in a new stock option grant, based on a specified methodology for determining exchange ratios. Tessera would use an industry standard stock option valuation model to determine the actual exchange ratios to calculate the number of options granted in a new stock option grant. The exchange ratios would be designed to result in a fair value of the new stock option grant that is approximately equal to the fair value of the options that are exchanged. The actual exchange ratios would be determined by the Compensation Committee shortly before the commencement of the Option Exchange Program.

7. Can you provide me with an example of how the exchange ratios would work?

Although the exchange ratios cannot be determined at this time, a hypothetical example is provided in our proxy statement.

8. Why isn’t the exchange ratio 1-to-1 for all eligible stock options?

Underwater stock options have less value than the new stock options that would be granted in the Option Exchange Program; therefore, more underwater stock options would be required to equal the fair value of one new stock option.

9. What would my new exercise price be?

The new stock option grant would be granted with an exercise price equal to the closing price of Tessera common stock on the new stock option grant date (the next business day after the close of the Option Exchange Program) as reported by the NASDAQ Stock Market.

10. My eligible stock options are already vested. Would my new stock options also be fully vested?

No. All new stock options granted in the Option Exchange Program would be subject to a new three year vesting schedule (as more fully described in Question 11).

11. What would be the vesting schedule for the new stock option grant?

The new stock option grant would be subject to a three year vesting schedule. One-third of the shares subject to the new stock option grant would vest on the first anniversary of the new grant date and the remainder will vest monthly over the following two years.

12. If I elect to participate, when would I receive my new stock option grant?

The new stock option grant date would be the next business day after the close of the Option Exchange Program. The new stock options would appear in your E*TRADE account as soon as administratively feasible.

13. Do I have to participate in the Option Exchange Program?

Participation in the Option Exchange Program would be completely voluntary . If you choose not to participate, you would keep all of your currently outstanding stock options, including stock options eligible for the Option Exchange Program, and you would not receive a new stock option grant. No changes would be made to the terms of your current stock options if you decline to participate.

14. If I choose to participate in the Option Exchange Program, do I have to exchange all of my eligible stock option grants?

Yes. Under the Option Exchange Program, you must exchange all of your eligible stock options. This means that you may not choose to exchange some eligible grants but not others.

15. Can I exchange shares of Tessera common stock that I acquired upon exercise of my Tessera stock options?

No. This offer would only apply to outstanding Tessera stock options that are eligible under the Option Exchange Program. You would not be able to exchange shares of Tessera stock that you own outright.

16. Will I be required to give up all of my rights under the exchanged stock options?

Yes. On the closing date of the Option Exchange Program, the stock options you surrender in exchange for new stock options would be cancelled and you would no longer have any rights under those surrendered stock options.

17. Will the terms and conditions of the new stock option grant be the same as the exchanged stock options?

No. The new stock option grants will have a different exercise price. Also, the new stock options will have a new vesting schedule, as described above in Question 11. The new stock option grants would be subject to the terms and conditions of the Tessera Technologies, Inc. Fourth Amended and Restated 2003 Equity Incentive Plan.

18. What if I elect to participate and leave Tessera before the Option Exchange Program ends?

If you elected to participate in the Option Exchange Program and your employment ends for any reason before you receive a new stock option grant, your exchange election would be cancelled and you would not receive a new stock option grant. If this occurs, no changes would be made to the terms of your current stock options and such options would be treated as if you had declined to participate in the Option Exchange Program.

19. What if I elect to participate and leave Tessera after the new stock options are granted?

If you elected to participate in the Option Exchange Program and your employment ends for any reason after you receive a new stock option grant, your exchange election would be processed and you would receive a new stock option grant. Terms and conditions of the new stock option grant would apply.

20. Would I owe taxes if I participate in the program?

Generally, the exchange of eligible stock options should be treated as a non-taxable exchange and no income should be recognized upon the grant of the new stock options for U.S. federal income tax purposes. The tax consequences for participating international employees may differ from the U.S. federal income tax consequences and in some instances are not entirely certain. Tessera will provide additional information about taxes for international employees if the Option Exchange Program occurs. It is recommended that you consult your own accountant or financial advisor for additional information about your personal tax situation.

21. Will Tessera recommend that employees participate in the Option Exchange Program, if approved?

Due to legal requirements, Tessera cannot advise you as to whether or not it will make sense for you to participate in the Option Exchange Program (if approved).

22. Where can I get more information about the Option Exchange Program?

a. You can read our proxy statement that was filed with the SEC on April 3, 2009. A copy of the proxy can be accessed at http://ir.tessera.com or http://www.sec.gov.

b. You can read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available. Copies of such documents can be accessed, when available, at http://ir.tessera.com or http://www.sec.gov. This additional, more detailed information will be sent to eligible employees at the time the Option Exchange Program commences.

Key Legal Disclosure

The stock option exchange described in this Frequently Asked Questions has not yet commenced. Tessera will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the stock option exchange. Persons who are eligible to participate in the stock option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the stock option exchange.

In connection with the proposal to be voted on by Tessera’s stockholders with respect to the stock option exchange discussed in this Frequently Asked Questions, Tessera has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. Tessera stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the stock option exchange proposal because they will contain important information about the proposal to be voted on by stockholders referenced in this Frequently Asked Questions with respect to the stock option exchange.

Tessera stockholders and option holders will be able to obtain the written materials described above and other documents filed by Tessera with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Tessera with the SEC by directing a written request to: Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, Attention: Investor Relations.